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                                                            REGISTRATION NO. 33-
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                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                 _____________

                       CHAMBERS DEVELOPMENT COMPANY, INC.
             (Exact name of registrant as specified in its charter)

              DELAWARE                               25-1214958
     (State or other jurisdiction                  (IRS Employer
   of incorporation or organization)             identification No.)

        10700 FRANKSTOWN ROAD
        PITTSBURGH, PA  15235                             15235
(Address of Principal Executive Offices)                (Zip Code)

                       CHAMBERS DEVELOPMENT COMPANY, INC.
                           1993 STOCK INCENTIVE PLAN
                              (Full title of plan)

                              WILLIAM RODGERS, JR.
               SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                       CHAMBERS DEVELOPMENT COMPANY, INC.
                             10700 Frankstown Road
                             Pittsburgh, PA  15235
                                 (412) 242-6237
                    (Name and address of agent for service)
                       (Telephone number, including area
                          code, of agent for service)

                            CALCULATION OF REGISTRATION FEE
__________________________________________________________________________________________________
                                            PROPOSED            PROPOSED
 TITLE OF                AMOUNT TO BE       MAXIMUM             MAXIMUM             AMOUNT OF
 SECURITIES TO BE        REGISTERED         OFFERING PRICE      AGGREGATE           REGISTRATION
 REGISTERED                                 PER SHARE*          OFFERING PRICE      FEE

- --------------------------------------------------------------------------------------------------
 CLASS A                 2,500,000          $3.5625             $8,906,250          $2,783.20
 COMMON STOCK             SHARES
_________________________________________________________________________________________________

* COMPUTED WITH RESPECT TO THE AVERAGE OF THE HIGH AND LOW PRICE OF THE CLASS A COMMON STOCK, AS REPORTED ON THE AMERICAN STOCK EXCHANGE ON APRIL 12, 1994 PURSUANT TO RULE 457(C).





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                                    PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


 This Registration Statement relates to the 1993 Stock Incentive Plan of Chambers Development Company, Inc., a Delaware corporation (hereinafter called the "Corporation" or the "Company"). Except as otherwise stated herein, the 1993 Stock Incentive Plan is referred to as the "Plan".

Item 3.  Incorporation of Documents by Reference.

   The Company hereby incorporates by reference into this Registration Statement the documents listed in (a) through (c) below, and all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold:

   (a) The latest Annual Report on Form 10-K of the Company filed pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934;

   (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the annual report referred to in (a) above; and

   (c) The description of the Class A Common Stock of the Company contained in the Company's registration statement filed under Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

Item 4.  Description of Securities.

   Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

   None.





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Item 6.  Indemnification of Directors and Officers.

   (a) Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon plea of nolo contendere or its equivalent, shall not, in and of itself, create a presumption that his conduct was unlawful.

   Section 145 also provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon adjudication that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.





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   To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter thereof, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

   Any such indemnification (unless ordered by court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth above. Such determination shall be made:

    (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; or

    (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

    (3)  by the stockholders.

   Section 145 permits a Delaware business corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person.

   In addition, Section 102 of the Delaware General Corporation Law permits a corporation to eliminate or limit the personal liability of directors to the corporation for monetary damages for breach of fiduciary duty subject to certain exceptions.

   (b) Charter and By-Law Provisions on Indemnity and Limitations of Liability. Articles 10 and 11 of the Company's Restated Certificate of Incorporation provide as follows:





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   10. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (A) for any breach of the director's duty of loyalty to the corporation or its stockholders, (B) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (C) under Section 174 of the Delaware General Corporation Law or (D) for any transaction from which the director derives an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article 10 to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended. Any repeal or modification of this article by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

   11. To the full extent permitted by Section 145 of the Delaware General Corporation Law or any successor provision thereto, (A) the corporation shall
(1) indemnify any person who was or is a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding and
(2) pay expenses incurred by such person in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, and (B) the corporation may (1) indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was an employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding and (2) pay expenses incurred by such person in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding. The foregoing indemnification and advancement of expenses provisions shall not be deemed exclusive of any other rights to indemnification or advancement of expenses to which any such person may be entitled under any statute, by-law, agreement, vote of stockholders or





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disinterested directors or otherwise.  Any change in law that purports to restrict the ability of the corporation to indemnify or advance expenses to any such person shall not affect the corporation's right to indemnify and advance expenses to any such person with respect to any action, claim, suit or proceeding that occurred or arose or that is based on events or acts that occurred or arose prior to such change in law.

   Article VII, Sections 1 and 2 of the Company's By-Laws provide as follows:
   Section 1. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (A) for any breach of the director's duty of loyalty to the corporation or its stockholders, (B) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (C) under Section 174 of the Delaware General Corporation Law or (D) for any transaction from which the director derives an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended. Any repeal or modification of this article by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

   Section 2. To the full extent permitted by Section 145 of the Delaware General Corporation Law or any successor provisions thereto, (A) the corporation shall (1) indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding and (2) pay expenses incurred by such person in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, and (B) the corporation may (1) indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was an employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer,





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employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding and
(2) pay expenses incurred by such person in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding. The foregoing indemnification and advancement of expenses provisions shall not be deemed exclusive of any other rights to indemnification or advancement of expenses to which any such person may be entitled under any statute, by-law, agreement, vote of stockholders or disinterested directors or otherwise. Any change in law that purports to restrict the ability of the corporation to indemnify or advance expenses to any such person shall not affect the corporation's or right to indemnify and advance expenses to any such person with respect to any action, claim, suit or proceeding that occurred or arose or that is based on events or acts that occurred or arose prior to such change in law.

   (c) Director and Officer Liability Insurance. The Company purchases directors' and officers' liability insurance.

Item 7.  Exemption from Registration Claimed.

   Not applicable.

Item 8.  Exhibits.

   All exhibits filed as part of this Registration Statement are shown in the
Exhibit Index on page 12 and are incorporated herein by reference.

Item 9.  Undertakings.

   (a) The undersigned registrant hereby undertakes:

    (1) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.





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    (2)  That, for the purposes of determining any liability under the
         Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment of any of the securities being registered which remain unsold at the termination of the offering.

   (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in Item 6 of this Registration Statement, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities and Exchange Act ("Act") and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities and Exchange Act and will be governed by the final adjudication of such issue.





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                                   SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE COMPANY CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-8, AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF PITTSBURGH, AND THE COMMONWEALTH OF PENNSYLVANIA, ON THE 15TH DAY OF APRIL, 1994.

             CHAMBERS DEVELOPMENT COMPANY, INC.

             By: /s/ John G. Rangos, Sr.
                 John G. Rangos, Sr.
                 Chairman and Chief Executive Officer


 Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



/s/ John G. Rangos, Sr.                   April 15, 1994
John G. Rangos, Sr., Director
Chairman and Chief Executive Officer


/s/ John G. Rangos, Jr.                   April 15, 1994
John G. Rangos, Jr., Director
Vice Chairman - Administration and
Technology, and Secretary


/s/ Alexander W. Rangos                   April 15, 1994
Alexander W. Rangos, Director
President and Chief Operating Officer





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/s/ William Rodgers, Jr.                  April 15, 1994
William Rodgers, Jr., Senior
Vice President and
Chief Financial Officer


/s/ Joseph G. Stotlemyer                  April 15, 1994
Joseph G. Stotlemyer, Director
Vice President - Support Services


/s/ David J. Feals                        April 15, 1994
David J. Feals
Vice President and Corporate Controller and
Principal Accounting Officer


/s/ Michael J. Peretto                    April 15, 1994
Michael J. Peretto, Director


/s/ Peter J. Gibbons                        April 15, 1994
Peter J. Gibbons, Director


/s/ William E. Moffett                    April 15, 1994
William E. Moffett, Director


/s/ John M. Arthur                        April 15, 1994
John M. Arthur, Director





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===============================================================================




                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                         ______________________________


                                    EXHIBITS

                                   filed with

                                    FORM S-8



                             Registration Statement


                                     under


                           the Securities Act of 1933


                         ______________________________



                       CHAMBERS DEVELOPMENT COMPANY, INC.



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                                 EXHIBIT INDEX


Exhibit No.                                                            Page

  5     Opinion of Thorp, Reed & Armstrong as to the legality of the
        securities being registered.................................    14

 23(a)  Consent of Deloitte & Touche, independent
        auditors....................................................    16

 23(b)  Consent of Thorp, Reed & Armstrong
        (Included in Item 5)........................................

 29     Copy of  Chambers Development Company, Inc.
        1993 Stock Incentive Plan (Incorporated by
        reference to Exhibit A to Chambers Development
        Company, Inc.'s  Definitive Proxy Statement,
        dated October 4, 1993, under File No. 1-9108)...............





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